Exhibit 99.1

Leafly Holdings, Inc. Reports Fourth Quarter and Full Year 2022 Financial Results

Delivered full year 2022 revenue of $47.4 million, up 10% over full year 2021

Reported net income of $5.1 million, up from net loss of $12.0 million in 2021; Delivered 2022 adjusted EBITDA loss of $23.2 million, ahead of guidance

Total Ending Retail Accounts grew to 5,806, up 10% over 2021

SEATTLE--(BUSINESS WIRE)-- March 16, 2023 --Leafly Holdings, Inc. (“Leafly” or “the Company”) (NASDAQ: LFLY), a leading online cannabis discovery marketplace and resource for cannabis consumers, today announced financial results for its fourth quarter and year ended December 31, 2022.

“Despite a year filled with challenges broadly for the cannabis industry, and the associated impact on our revenue growth, we grew the number of subscribing retailers and brands using our platform by double digits in 2022 and continued to focus on delivering an outstanding consumer experience while driving more value for clients who use Leafly to reach high-intent shoppers. Our recently launched products, combined with our subscriber base, continue to create opportunities for us to increase monetization,” said Yoko Miyashita, CEO of Leafly. “At the same time, we’ve been intently focused on managing our expenses and cash flow. With softer ad spend expected to continue in 2023, we are driving deeper relationships with our customers and optimizing teams for efficiency."

Full Year 2022 Financial Results

•
Revenue was $47.4 million, up 10% over FY 2021
•
Gross margin was 88%, consistent with FY 2021
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Total operating expense was $69.5 million, up 43% over $48.7 million in FY 2021, reflecting increased expenses due to new public company costs, and new hires in Q4 2021 through the first half of 2022
•
Net income for 2022 was $5.1 million, compared to net loss of $12.0 million in FY 2021 primarily related to $36.8 million of non-cash changes in derivative liabilities and partially offset by the increased operating expenses noted above
•
Adjusted EBITDA loss was $23.2 million, compared to adjusted EBITDA loss of $9.4 million in FY 2021

Fourth Quarter 2022 Financial Results

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Total revenue was $12.1 million, in line with Q4 2021
•
Gross margin was 88%, consistent with Q4 2021
•
Total operating expense was $16.3 million, up 8% over $15.1 million in Q4 2021
•
Net loss was $5.8 million, compared to net loss of $5.1 million in Q4 2021
•
Adjusted EBITDA loss was $4.2 million, compared to adjusted EBITDA loss of $4.1 million in Q4 2021

The non-GAAP financial measures EBITDA and adjusted EBITDA are presented in this release. See the reconciliations of such non-GAAP financial measures to their most comparable GAAP measures in the tables included in this release below.

The company is also further aligning its cost structure to better reflect the current industry and macro-economic environment, allocating resources to the areas the company believes will bring the greatest return to ensure a stronger marketplace, long-term. As a result, the company is announcing a headcount reduction of approximately 40 positions - or 21% of the company’s workforce - through a combination of layoffs and attrition. The company expects a one-time cash restructuring charge for the layoffs of approximately $700,000 in Q1 of 2023. Leafly expects total annual cash savings on an annual basis of approximately $8M, beginning in Q2.

“Given the continued pressure on our topline growth, we made the difficult decision to trim our workforce,” said Suresh Krishnaswamy, CFO of Leafly. “With these reductions, in addition to those we made in 2022, we are emphasizing efforts to align more closely with customers and highlighting the value that Leafly can provide. This realignment of our business priorities also helps extend our cash runway as we stay focused on improving our path to profitability.”

Key Performance Metrics

	Three Months Ended December 31,
	2022	2021	Change	Change (%)

Average MAUs (in thousands)	8,026	8,669	(643)	-7%
Ending retail accounts	5,806	5,265	541	10%
ARPA	$554	$595	$(41)	-7%

	Year Ended December 31,
	2022	2021	Change	Change (%)

Average MAUs (in thousands)	7,962	10,005	(2,043)	-20%
Ending retail accounts	5,806	5,265	541	10%
ARPA	$566	$636	$(70)	-11%

2022 Business Highlights

•
On February 4, 2022, Leafly and Merida Merger Corp. I completed their business combination.
•
Carlos Pinto, a seasoned sales and marketing executive, joined Leafly as Chief Commercial Officer, overseeing the company’s sales, marketing, and content teams.
•
Given the macroeconomic and revenue environment, the company adjusted its expense load through a headcount reduction of 21% in October and improvements to its overall expense and cost structure, with expected savings of $16 million in 2023.
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Leafly ended the year with 5,806 retail accounts, a 10% increase over 2021 as retailers in existing and new recreational markets adopted the Leafly platform. Leafly saw a 33% increase in the number of brands subscribers leveraging Leafly, growing from 655 at the end of 2021 to 868 at the end of 2022.
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Retailer average revenue per account (“ARPA”) was $566, a decline of $70 from 2021, driven by Leafly’s overall strategy to enter markets with competitive pricing to drive increased market penetration in local markets. As market penetration increases so does the company’s ability to drive additional revenue. This strategy drove ARPA up in New Mexico and Montana, where market penetration reached 75% with ARPA increases of 55% and 68% respectively in those markets.
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The number of orders in Q4 was 768,477, just slightly below Q4 2021’s total of 776,098, a year that benefited from COVID-19 induced demand.
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In October, Leafly and Uber Eats announced a first-of-its-kind partnership providing Torontonians the ability to order safe, legal cannabis and get it delivered straight to their homes via the Uber Eats app. The pilot program launched with several stores in the Greater Toronto area.
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2022 saw the launch of several key products including marquee and strain page feature ads, traffic-driving advertising placements across some of Leafly’s most valuable online real estate; new business reporting tools allowing retailers to better track their performance on Leafly; a fresh delivery-first shopping experience making it easier than ever for consumers to place orders for delivery directly on Leafly.

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Leafly continued to highlight its position as a thought-leader by publishing its annual, informative reports providing the only comprehensive view of cannabis jobs (2022 Jobs Report) and cannabis as a crop (2022 Harvest Report) in the United States. The often-cited reports showed more than 428,000 jobs could be attributed to the cannabis industry and that cannabis had become the 6th largest crop.

Financial Outlook

Today, Leafly is issuing first quarter 2023 guidance. Based on current business trends and conditions, the financial outlook is expected to be as follows:

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For the first quarter 2023, Leafly expects revenue to be between $11.0 million and $11.3 million and adjusted EBITDA loss to be in the range of $4.3 million to $4.0 million.

Leafly has not provided a quantitative reconciliation of forecasted GAAP net income (loss) to forecasted total Adjusted EBITDA within this communication because the company is unable, without making unreasonable efforts, to calculate certain reconciling items with confidence. These items include, but are not limited to: depreciation and amortization expense from new assets; impairments of assets; changes in the valuation of any derivatives; the valuation of, and changes in, grants of equity-based compensation; gains or losses on modification or extinguishment of debt. These items, which could materially affect the computation of forward-looking GAAP net income (loss), are inherently uncertain and depend on various factors, many of which are outside of Leafly’s control. For more information regarding the non-GAAP financial measures discussed in this communication, please see “Non-GAAP Financial Measures” below.

Webcast and Conference Call Information

Leafly will host a conference call and webcast to discuss the results today, Thursday, March 16, 2023 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). A live webcast of the call can be accessed from Leafly’s Investor Relations website at https://investor.leafly.com.

The live call may also be accessed via telephone at (844) 200-6205 toll-free domestically and at (929) 526-1599 internationally. Please reference conference ID: #037566. An archived version of the webcast will be available from the same website after the call.

About Leafly

Leafly helps millions of people discover cannabis each year. Our powerful tools help shoppers make informed purchasing decisions and empower cannabis businesses to attract and retain loyal customers through advertising and technology services. Learn more at Leafly.com or download the Leafly mobile app through Apple’s App Store or Google Play.

Definitions of Key Performance Metrics

Monthly active users

Monthly active users (“MAUs”) represents the total unique visitors to Leafly websites and native apps each month, which in turn represents the maximum potential unique visitors that could become a customer of a dispensary or brand listed on Leafly’s platform, within a given month.

Users (visitors) are considered active by initiating a session on at least one webpage or app. Each month’s MAUs is the total of unique visitors to Leafly during the specified month and includes both new visitors as well as those returning from the previous month. We count a unique user the first time an individual accesses one of our websites or native apps during a calendar month. If an individual accesses our websites using different web browsers within a given month, the first access by each such web browser is counted as a separate unique user. If an individual accesses more than one of our websites or native apps in a single month, the first access to each website or app is counted as a separate unique user since unique users are tracked separately for each domain and native app. The unique visitors are measured using Google Analytics for our web applications and Firebase for our native applications.

Ending retail accounts

Ending retail accounts is the number of paying retailer accounts with Leafly as of the last month of the respective period. Retail accounts can include more than one retailer.

Retailer average revenue per account

Retailer ARPA is calculated as monthly retail revenue, on an account basis, divided by the number of retail accounts that were active during that same month. An active account is one that had an active paying subscription with Leafly in the month. Leafly does not provide retailers with an ongoing free subscription offering but may offer a free introductory period with certain subscriptions.

Cautionary Statement Regarding Forward Looking Statements

This document contains certain forward-looking statements within the meaning of the federal securities laws, including statements regarding the services offered by Leafly and the markets in which Leafly operates, business strategies, performance metrics, industry environment, potential growth opportunities, Leafly’s projected future results and financial outlook, and expected savings from cost-cutting measures. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “forecast,” “opportunity,” “outlook,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions (including the negative versions of such words or expressions).

Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions as of the date of this release and, as a result, are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements.

Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to Leafly’s inability to raise sufficient capital to execute its business plan; the size, demands and growth potential of the markets for Leafly’s products and services and Leafly’s ability to serve those markets; the impact of worldwide economic conditions, including the resulting effect on consumer spending at local businesses and the level of advertising spending by local businesses; the degree of market acceptance and adoption of Leafly’s products and services; and the other risks and uncertainties described in the “Risk Factors” section of the Annual Report on Form 10-K filed by Leafly with the SEC on March 31, 2022, as amended on Form 10-K/A on May 2, 2022 and on December 2, 2022, and in the other documents filed by Leafly from time to time with the SEC.

These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Leafly assumes no obligation and, except as required by law, does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Leafly does not give any assurance that it will achieve its expectations.

LEAFLY HOLDINGS, INC

CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED

(in thousands, except per share amounts)

	As of December 31,
	2022	2021
ASSETS
Current assets
Cash and cash equivalents	$24,594	$28,565
Accounts receivable, net of allowance for doubtful accounts of $908 and $1,848, respectively	3,298	2,958
Deferred transaction costs	—	2,840
Prepaid expenses and other current assets	1,927	1,347
Restricted cash	608	130
Total current assets	30,427	35,840
Property, equipment, and software, net	2,285	313
Total assets	$32,712	$36,153

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable	$1,625	$3,048
Accrued expenses and other current liabilities	6,235	8,325
Deferred revenue	1,958	1,975
Current portion of convertible promissory notes, net	—	31,377
Total current liabilities	9,818	44,725

Non-current liabilities
Non-current portion of convertible promissory notes, net	28,863	—
Private warrants derivative liability	182	—
Escrow shares derivative liability	52	—
Stockholder earn-out rights derivative liability	204	—
Total non-current liabilities	29,301	—
Total liabilities	39,119	44,725

Commitments and contingencies

Stockholders' deficit
Preferred stock	—	1
Common stock	4	3
Treasury stock	(31,663)	—
Additional paid-in capital	89,952	61,194
Accumulated deficit	(64,700)	(69,770)
Total stockholders' deficit	(6,407)	(8,572)
Total liabilities and stockholders' deficit	$32,712	$36,153

LEAFLY HOLDINGS, INC

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Revenue	$12,112	$12,077	$47,363	$43,036
Cost of revenue	1,449	1,419	5,860	4,983
Gross profit	10,663	10,658	41,503	38,053
Operating expenses
Sales and marketing	5,551	6,492	27,080	19,640
Product development	4,061	3,991	14,988	13,896
General and administrative	6,710	4,657	27,440	15,142
Total operating expenses	16,322	15,140	69,508	48,678
Loss from operations	(5,659)	(4,482)	(28,005)	(10,625)
Interest expense, net	(692)	(651)	(2,811)	(1,349)
Change in fair value of derivatives	559	—	36,823	—
Other income (expense), net	25	(11)	(937)	(50)
Net (loss) income	$(5,767)	$(5,144)	$5,070	$(12,024)

Net (loss) income per share:
Basic	$(0.17)	$(0.21)	$0.14	$(0.48)
Diluted	$(0.17)	$(0.21)	$0.13	$(0.48)

Weighted average shares outstanding:
Basic	34,546	25,038	35,080	24,882
Diluted	34,546	25,038	37,740	24,882

LEAFLY HOLDINGS, INC

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED

(in thousands)

	Year Ended December 31,
	2022	2021
Cash flows from operating activities
Net income (loss)	$5,070	$(12,024)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	449	253
Stock-based compensation expense	3,917	1,022
Bad debt expense	1,378	1,177
Noncash lease costs	—	230
Noncash amortization of debt discount	506	—
Noncash interest expense associated with convertible debt	243	1,370
Noncash change in fair value of derivatives	(36,823)	—
Other	46	44
Changes in operating assets and liabilities:
Accounts receivable	(1,718)	(1,802)
Prepaid expenses and other current assets	(580)	(283)
Accounts payable	424	(397)
Accrued expenses and other current liabilities	(983)	3,172
Deferred revenue	(17)	390
Net cash used in operating activities	(28,088)	(6,848)

Cash flows from investing activities
Additions of property, equipment, and software	(2,470)	(87)
Net cash used in investing activities	(2,470)	(87)

Cash flows from financing activities
Proceeds from exercise of stock options	158	334
Proceeds from convertible promissory notes	29,374	31,470
Proceeds from business combination placed in escrow and restricted	39,032	—
Trust proceeds received from recapitalization at closing	582	—
Repurchase of common stock and settlement of forward purchase agreements	(31,303)	—
Transaction costs associated with recapitalization	(10,761)	(855)
Payments on related party payables	(17)	(253)
Net cash provided by financing activities	27,065	30,696

Net (decrease) increase in cash, cash equivalents, and restricted cash	(3,493)	23,761
Cash, cash equivalents, and restricted cash, beginning of year	28,695	4,934
Cash, cash equivalents, and restricted cash, end of year	$25,202	$28,695

LEAFLY HOLDINGS, INC

NON-GAAP FINANCIAL MEASURES - UNAUDITED

(in thousands)

Earnings Before Interest, Taxes and Depreciation and Amortization (EBITDA) and Adjusted EBITDA

To provide investors with additional information regarding our financial results, we have disclosed EBITDA and Adjusted EBITDA, both of which are non-GAAP financial measures that we calculate as net loss before interest, taxes and depreciation and amortization expense in the case of EBITDA and further adjusted to exclude non-cash, unusual and/or infrequent costs in the case of Adjusted EBITDA. Below we have provided a reconciliation of net income (loss) (the most directly comparable GAAP financial measure) to EBITDA and from EBITDA to Adjusted EBITDA.

We present EBITDA and Adjusted EBITDA because these metrics are a key measure used by our management to evaluate our operating performance, generate future operating plans, and make strategic decisions regarding the allocation of investment capacity. Accordingly, we believe that EBITDA and Adjusted EBITDA provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management.

EBITDA and Adjusted EBITDA have limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are as follows:

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although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and both EBITDA and Adjusted EBITDA do not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
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EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs; and
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EBITDA and Adjusted EBITDA do not reflect interest or tax payments that may represent a reduction in cash available to us.

Because of these limitations, you should consider EBITDA and Adjusted EBITDA alongside other financial performance measures, including net loss and our other GAAP results.

A reconciliation of net (loss) income to non-GAAP EBITDA and Adjusted EBITDA is as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net (loss) income	$(5,767)	$(5,144)	$5,070	$(12,024)
Interest expense, net	692	651	2,811	1,349
Depreciation and amortization expense	173	58	449	253
EBITDA	(4,902)	(4,435)	8,330	(10,422)
Stock-based compensation	758	293	3,917	1,022
Transaction expenses allocated to derivatives	—	—	874	—
Severance	492	—	492	—
Change in fair value of derivatives	(559)	—	(36,823)	—
Adjusted EBITDA	$(4,211)	$(4,142)	$(23,210)	$(9,400)

Contacts

Media

Josh deBerge

josh.deberge@leafly.com

206-445-9387

Investors

Keenan Zopf

IR@leafly.com

Source: Leafly Holdings, Inc.